Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 86 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV: Fidelity Institutional Short-Intermediate Government Fund of our report dated January 14, 2005 and Fidelity Real Estate High Income Fund of our report dated January 21, 2005 on the financial statements and financial highlights included in the November 30, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2005